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                                                                   Exhibit 10.24

             2005 OFFICER INCENTIVE COMPENSATION PLAN (OICP) POLICY

PURPOSE/PROGRAM OBJECTIVE

This program is a performance based incentive program for certain Company officers. The program's main purpose is to drive improvement in the company's overall business performance (performance as measured by EBITDA after maintenance CAPEX).

SCOPE/ELIGIBILITY CRITERIA

The following Company officers are currently eligible (as of 1/1/05) for the
OICP:

      1.    Chief Executive Officer (CEO)

      2.    Chief Financial Officer (CFO) / VP-Finance

      3.    VP-Sales

      4.    VP-Alehouse Operations

      5.    VP-Brewery Operations

      6.    Controller, Chief Accounting Officer

All bonuses will be earned and paid annually. Participants will need to be on the payroll at the end of the year or at the close in order to get paid. New hires into any of these positions will participate on a pro-rata basis, beginning with the first month after hire. The compensation committee will approve the introduction of any new participants/new hires to the plan and the actual awards to all eligible participants.

PERFORMANCE INCENTIVE PLAN (PIP)

The Officer Incentive Compensation Plan (OICP) pays to officers (positions listed above) a bonus under the PIP in the form of an incentive pool. The PIP incentive pool will be calculated on a four tier basis based on performance goals approved by the Compensation Committee:

      - 1) No PIP payments if the management team fails to achieve the Budgeted Adjusted EBITDA target for 2005;

      - 2) 15% of the pre-PIP Adjusted EBITDA up to the Total Adjusted EBITDA target if the Management team meets or exceeds the Budgeted Adjusted EBITDA target, plus;

      - 3) 25% of any excess pre-PIP Adjusted EBITDA above the Total Adjusted EBITDA target, up to the Adjusted EBITDA target, plus;

      - 4) 50% of any excess pre-PIP Adjusted EBITDA above the Adjusted EBITDA target.

      All capital expenditures except those that are a part of the Alehouse Expansion strategy are deducted from EBITDA to get to the Adjusted EBITDA number. However, if the company is faced with a major capital expenditure in any year (e.g. the purchase of a new filler), an allowance or alternative mechanism has been created to account for this type of expenditure for incentive compensation purposes. If a CAPEX request is
      (a)greater than the threshold amount approved by the Compensation Committee, (b) is associated with a single project, and (c) is normally capitalizable under GAAP, then management can explore two options: (1) secure an external lease for the project, or (2) propose an internal lease arrangement to the BOD for consideration. IF the BOD determines that it will "loan" the money to management, the cost of the loan will be deducted from EBITDA to arrive at Adjusted EBITDA for purposes of incentive compensation. The terms and conditions of the inside or outside lease will be negotiated at the time the issue presents itself.

      Any asset sales in excess of the threshold amount approved by the Compensation Committee will not be included in the calculation of Adjusted EBITDA for incentive purposes, and the impact of such sales will be reviewed and agreed upon in setting future goals.

      In the event that Company acquires another company, the Adjusted EBITDA targets shall be increased by an amount equal to 10% of the combined amount of enterprise value of the acquired company and the transaction costs related

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      to the acquisition, pro rated for the year of acquisition. This new amount shall then become the new Adjusted EBITDA target for the Company.

There will be no "planned" exclusions to the PIP plan, either positive or negative. If the economy goes into the tank, or there is another energy crisis, or the company is faced with unanticipated price increases, management lives with the terms of the OICP for the year.

The allocation of the PIP bonus pool is as follows:

      -     CEO=30%

      -     VPs (4)=15%

      -     Unallocated (discretionary)=10%

If management incentive earnings exceed a specified level indexed to base salary, incentive earnings will be given in restricted stock (the actual award will be a combination of cash and stock in order to cover any tax obligation). Index amounts are as follows:

      -     CEO=100% of base pay

      -     VPs=50% of base pay

ALTERNATE INCENTIVE COMPENSATION PLAN (AICP)

In the event that the Company is acquired, sold, or merged with another entity resulting in a change of control, the OICP will provide an Alternate Incentive Compensation Plan (AICP) to the Company's officers (listed below) that replaces the PIP. In the event that the Company is acquired, sold, or merged with another entity in a transaction that results in providing a net return to shareholders in excess of a minimum target amount approved by the Compensation Committee as compared to the Company's pre-transaction shareholders, an incentive bonus pool will be created under the AICP to reward the Company's Officers. The Compensation Committee will also approve budgeted target amounts. The AICP incentive pool will be calculated on a three tier basis:

      - No AICP payments if the net return to shareholders is less than the minimum target amount as compared to the Company's pre-transaction shareholders;

      - 8% of the net return to shareholders in excess of the minimum target amount as compared to the Company's pre-transaction shareholders up to a net return of the budgeted target amount as compared to pre-transaction shareholders, plus;

      - 10% of the net return to shareholders in excess of the budgeted target amount as compared to the Company's pre-transaction shareholders until the cumulative amount of the bonus pool reaches a maximum of $2.5 million.

The AICP bonus is to be paid in cash to the Officers at the close of a transaction contemplated above. The AICP is an additional payment to the officers over and above any employment agreements, severance agreements, stock option plans, or other existing employee benefit plan in place at the time of the close of the transaction. However, in the event that an officer (listed below) has been employed by the Company for a period of less than two years at the completion of the transaction process, then any severance payments due the officer under existing severance agreements will be deducted from that officer's AICP bonus.

Should an officer be terminated without cause during the transaction process, that officer will be eligible to fully participate in the AICP bonus pool if the transaction is completed within six months of his termination. After six months, the officer's share of the AICP bonus pool will be forfeited. In the event that an officer is terminated for cause or voluntarily leaves the Company prior to the close of a transaction, that officer shall be ineligible to participate in the AICP bonus pool and will forfeit his bonus under the plan. Any forfeited AICP bonus pool monies shall be at the discretion of the Company's Board of Directors to deploy as it deems appropriate.


The allocation of the AICP bonus pool is as follows:

      -     CEO=27%

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      -     CFO=20%

      -     VPs (3)=15%

      -     Controller=3%

      - Unallocated (discretionary)=5% to be allocated at the discretion of the CEO in consultation with other officers.

ADMINISTRATION GUIDELINE

Annual payment of the PIP will occur after year-end results have been audited and attested to by the company's outside auditor, and after the compensation committee has reviewed and approved the incentive awards. Review, approval and payments of PIP bonuses to occur no later than the fourth Thursday of February each year. Payments of AICP bonuses will be made concurrently with payments to pre-transaction shareholders

The compensation committee is responsible for initiating review, approval and payment of the OICP. The committee may call upon the CEO/CFO, as well as the Controller, HR Director, or the company's outside auditors in the compilation of the necessary data.

QUESTIONS

Direct any questions / comments to the CEO.

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